Exhibit 99.1

Q1 2011 Selected Operating and Financial Results

Unity3play Momentum Driving Unitymedia´s Results

Cologne, Germany — May 5, 2011. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three months ended March 31, 2011. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release is available on Unitymedia´s (www.unitymedia.de) and Liberty Global´s (www.lgi.com) websites. In addition, Unitymedia’s unaudited financial statements with the accompanying notes are expected to be posted to both websites prior to the end of May 2011.

With the exception of information presented as of and for the quarter (“Q1”) ended March 31, 2011, all financial and operating information included in this release is presented on a pro forma basis unless otherwise noted. For additional information, see footnote 1 on page 8. Operating and financial highlights for the three months ended March 31, 2011 as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•                  Accelerating subscriber growth in seasonally strong Q1

•                  Quarterly RGU net additions of 108,700, reflecting an 18% increase in additions over those in Q1 2010

•                  Quarterly subscriber growth was the second highest in company history

•                  Successful DSL switcher campaign was continued in Q1 2011 and drove strong growth in the internet and telephony base with a combined 119,300 RGU net additions

•                  Advanced service RGUs increased 21% year-on-year, reaching 3.27 million RGUs as of March 31 or 53% of total RGUs

•                  Digital penetration, benefitting from strong demand for HD/DVRs and HD programming, reached 36% of total video base at Q1 2011

•                  Launched CI+ module in March to further convert analog video base

Financial Results:*

•                  Revenue increased 8% to €246 million, with ARPU per customer relationship improving 7% to €15.75

•                  Adjusted EBITDA grew by 18% to €146 million, representing our best quarterly performance since we were acquired by Liberty Global

•                  Cost discipline and operating leverage are contributing to Adjusted EBITDA margin improvement of 500 basis points to 59% of revenue

*   For definitions and reconciliations of certain financial and subscriber metrics please see pages 7-9.

Unitymedia Operating Statistics Summary

	As of and for the three months ended March 31,
	2011 Historical	2010 Pro forma	Change

Footprint
Homes Passed(2)	8,694,400	8,801,700	(1)%
Two-Way Homes Passed(3)	8,162,000	8,114,900	1%

Subscribers (RGUs(4))
Analog Cable(5)	2,887,900	3,108,900	(7)%
Digital Cable(6)	1,589,500	1,414,600	12%
Total Video	4,477,400	4,523,500	(1)%
Internet(7)	840,100	638,600	32%
Telephony(8)	838,800	637,800	32%
Total RGUs	6,156,300	5,799,900	6%

Quarterly Q1 RGU Net Additions/(Losses)
Analog Cable	(66,300)	(62,000)	(7)%
Digital Cable	55,700	52,500	6%
Total Video	(10,600)	(9,500)	(12)%
Internet	59,800	49,700	20%
Telephony	59,500	52,200	14%
Total RGU Net Additions	108,700	92,400	18%

Penetration
Digital Cable as % of Total Video Subs(9)	35.5%	31.3%	420bp
Internet as % of Two-Way Homes Passed(10)	10.3%	7.9%	240bp
Telephony as % of Two-Way Homes Passed(10)	10.3%	7.9%	240bp

Customer Relationships
Customer Relationships(11)	4,553,100	4,571,900	*
RGUs per Customer Relationship	1.35	1.27	6%

Customer Bundling
Single Play	81.2%	85.7%	(450bp)
Double Play	2.4%	1.7%	70bp
Triple Play	16.4%	12.6%	380bp

Quarterly ARPU (€)(12)
ARPU per Customer Relationship	15.75	14.68	7%

* Less than 1%

For footnote disclosure please refer to pages 8-9.

Subscriber Statistics

At March 31, 2011, we provided our 4.6 million customers a total of 6.2 million services, consisting of 4.5 million video, 840,100 internet and 838,800 telephony subscriptions. During the first quarter of 2011, we added 108,700 RGUs, which represented an 18% increase over our Q1 2010 RGU additions of 92,400. The year-on-year increase was primarily due to higher growth of internet and telephony RGUs and a stable trend in our basic video base. At March 31, 2011, advanced services, consisting of digital cable, internet and telephony, represented 53% of our total RGU base, as compared to 46% at March 31, 2010.

Of our 4.5 million video subscribers at Q1, we had 2.9 million analog and 1.6 million digital subscribers. During the first quarter of 2011, our total video RGU losses were 10,600, which was basically flat as compared to the respective prior year´s quarter loss of 9,500 RGUs. The decrease in our analog video customer base was largely offset by the addition of 55,700 digital RGUs during the first quarter of 2011, which represented our strongest digital performance since the fourth quarter of 2009. Continued take-up of Unity3play, the ongoing conversion of analog into digital cable subscriptions and traction with our pay TV, HD and DVR services drove our digital video growth.

We ended the first quarter with approximately 10% of our digital video base subscribing to DVR or HD/DVR services, as compared to approximately 3% a year earlier, as our customers increasingly value the advantages of next generation TV functionalities such as time shifting. In addition, to further fuel the digital conversion, we have launched a CI+ module during March 2011 that allows those video households with an enabled HD flat screen TV set to watch digital or HD content without a separate set-top box.

During the first quarter, we continued our successful DSL switcher campaign that began on September 1, 2010, through which new subscribers enjoy free double and triple play services for up to six months if their existing DSL contract has a remaining life of over three months. Our core Unity3play bundle, consisting of a 32 Mbps internet connection, national landline flat rate telephony and a standard digital set-top box including our basic digital video tier, is being offered free of charge for three months for all new subscribers and up to six months for switchers. With this approach we are able to demonstrate the speed advantage of our product offerings vis-à-vis a standard DSL connection and at the same time offer the consumer a stronger value proposition.

Benefitting from the accelerated take-up of our Unity3play services, we added 59,800 internet and 59,500 telephony RGUs in the first quarter. These results represent growth of 20% and 14% in internet and telephony additions, respectively, as compared to the corresponding prior year period. Our combined internet and telephony additions of 119,300, reflect our best performance since the second quarter of 2009.

In terms of bundling, 18.8% of our customer base subscribed to two or more products at March 31, 2011, with 16.4% taking our Unity3play services and 2.4% opting for double play. As a result of upselling over 200,000 customers into higher value bundled services during the last twelve months, we have increased our RGUs per customer relationship by 6%, to 1.35x at March 31, 2011 and our ARPU per customer relationship by 7% to €15.75 for the three months ended March 31, 2011. The remaining 81.2% or 3.7 million customers are still on single play (either video, internet or telephony), highlighting the large upsell potential for our bundled products within our customer base.

Financial Results

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Financial Results(1) for the Three Months Ended March 31, 2011 and 2010 Based on EU-IFRS*

	Three months ended March 31,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma	Change

Revenue	245.8	227.6	8%

Adjusted EBITDA(13)	145.8	123.5	18%

Capital Expenditures (“CapEx”)(14)	68.8	52.5	31%

Key Financial Metrics
Adjusted EBITDA Margin(15)	59.3%	54.3%	500bp
CapEx as % of Revenue	28.0%	23.1%	490bp

For the three months ended March 31, 2011, revenue amounted to €245.8 million, reflecting an increase of 8% or €18.2 million, as compared to €227.6 million for the three months ended March 31, 2010. This increase was primarily due to higher revenue from our advanced services, in particular from the accelerated take-up of our Unity3play product bundles and strong consumer acceptance of our digital value-added services, such as our HD/DVR and premium pay TV tiers. The increase in our advanced services was partially offset by a decrease related to basic video subscriber churn resulting from previous price increases and competition.

Adjusted EBITDA for the three months ended March 31, 2011, increased by 18% or €22.3 million year-on-year to €145.8 million. This Adjusted EBITDA growth was driven by the increased revenue noted above, as well as increased operational leverage on our fixed cost base. The increase in Adjusted EBITDA was partially offset by higher costs to serve our larger RGU base and higher discounts stemming from promotional periods associated with our DSL switcher campaign. Our Adjusted EBITDA margin for the three months ended March 31, 2011 was 59.3%, as compared to 54.3% for the three months ended March 31, 2010. This year-over-year margin improvement of 500 basis points was primarily due to cost containment efforts.

Capital expenditures increased from €52.5 million or 23% of revenue for the three months ended March 31, 2010 to €68.8 million or 28% of revenue for the three months ended March 31, 2011. The year-on-year increase was due in part to higher spend for customer premise equipment following the accelerated growth of our advanced services as well as related in-home wiring upgrade costs for broadband and HD/DVR installations. In addition, Q1 2010 reflected below average backbone upgrade activities.

As of March 31, 2011, our network was 94% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

We remain focused on delivering our customers compelling broadband internet speeds using Euro DOCSIS 3.0 technology and we continued the roll-out of this technology during the first quarter. We ended Q1 2011 with approximately 84% of our two-way homes passed capable of next-generation high-speed internet and are well on track to attain our year-end target to have over 90% of all homes passed ready for our Euro DOCSIS 3.0 speeds. Once we reach our goal, more than 7.8 million households in NRW and Hesse will have access to speeds of over 100 Mbps.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of March 31, 2011:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	595.6	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated dates:

	March 31, 2011	December 31, 2010
	in € millions

Revolving Credit Facility, of which drawn	—	80.0
Euro Senior Secured Notes due 2017, Net of Issuance Discount	1,403.0	1,402.3
USD Senior Secured Notes due 2017, Net of Issuance Discount	583.9	620.2
Senior Notes due 2019, Net of Issuance Discount	650.7	650.5
Finance Lease Obligations	4.4	4.6
Subtotal	2,642.0	2,757.6

Accrued Interest and Capitalized Transaction Costs	13.0	(45.9)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,655.0	2,711.7

Cash and Cash Equivalents	(100.4)	(58.7)
Net Debt(17)	2,554.6	2,653.0

About Unitymedia

Unitymedia is the second largest cable operator in Germany as measured by the number of video subscribers and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of March 31, 2011, Unitymedia served approximately 4.5 million video subscribers (including 1.6 million digital video subscribers), 840,100 internet subscribers and 838,800 telephony subscribers over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to the percentage of homes to be upgraded to the Euro DOCSIS 3.0 standard; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three months ended March 31, 2011 prior to the end of May 2011, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Following the acquisition by Liberty Global, we changed the manner of accounting for our video and internet subscriber base as of Q1 2010. Prior period figures have been adjusted to conform to the new subscriber counting policies and further adjustments to our subscriber counting policies are possible in future periods as we continue the integration process with Liberty Global.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202

Key Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended March 31,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma

Revenue	245.8	227.6

Adjusted EBITDA(13)	145.8	123.5
Depreciation and Amortization Expense	(93.1)	(91.7)
Restructuring Costs and Other Operating Charges	—	(23.3)
Related Party Fees and Allocations(19)	(7.5)	(5.8)
EBIT	45.2	2.7

Net Financial Expense	(79.8)	(87.1)
Income Tax Expense	(4.7)	(0.4)
Loss from Continuing Operations	(39.3)	(84.8)

CapEx (14)	68.8	52.5

Adjusted EBITDA Margin(15)	59.3%	54.3%
CapEx as % of Revenue	28.0%	23.1%

Footnotes

(1)                      Unitymedia, formerly UPC Germany GmbH, is a subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 15, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the “Unitymedia Senior Notes”) in connection with Unitymedia’s then potential acquisition of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the “Unitymedia Merger”). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia’s January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the “Liberty Global Transaction”), has been given effect as of January 28, 2010 in the historical consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the historical financial statements of Unitymedia (a) do not cover periods prior to its October 15, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release is presented on a pro forma basis assuming that the formation of Unitymedia, the Unitymedia Merger, the Liberty Global Transaction and the refinancing of Old Unitymedia´s debt had all occurred on January 1, 2010. Accordingly, the historical results and financial position (each as adjusted for the new basis of accounting), and the capital expenditures and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. The pro forma amounts for Unitymedia are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia’s arena segment. As a result, Old Unitymedia’s arena segment is presented as a discontinued operation for all periods presented. Accordingly the financial and statistical information presented herein includes only our continuing operations.

(2)                      Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. In Q1 2011 and Q4 2010, the number of homes passed has been adjusted as a result of a 29,400 and 130,200, respectively, non-organic reduction in the number of homes passed by our cable network.

(3)                      Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. In Q1 2011 and Q4 2010, the number of homes passed has been adjusted as a result of a 29,700 and 123,900, respectively, non-organic reduction in the number of homes passed by our cable network.

(4)                     Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)                      Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network.

(6)                      Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)                      Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of March 31, 2011, our Internet Subscribers include approximately 5,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)                      Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(9)                      Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)                Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)               Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. Beginning in Q1 2010, we also include subscribers not taking a video service but subscribing to our internet and/or telephony services. As of March 31, 2011, we had approximately 75,700 of these customers.

(12)                ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)                  Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net profit (loss) from continuing operations, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our net profit (loss) from continuing operations are presented on page 7.

(14)                CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets.

(15)                We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)                Based on a USD/EUR exchange rate of 1.4187 as of March 31, 2011.

(17)                Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)               Represents non-cash charge from parent for general support and administration services rendered.